UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                        (Amendment No. _____________)*


                             NewMil Bancorp, Inc.
------------------------------------------------------------------------------
                               (Name of Issuer)


                    Common Stock, par value $0.50 per share
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   65163310
                 --------------------------------------------
                                (CUSIP Number)



                                 May 24, 2001
------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

[_] Rule 13d-1(b)

[X] Rule 13d-1(c)

[_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 3 pages

-----------------------
  CUSIP NO. 65163310               13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Northaven Management, Inc.                            13-3811355

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                243,100

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                              0
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING                 243,100

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                              0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          243,100

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [ ]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.4%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           CO

------------------------------------------------------------------------------



                               Page 2 of 3 pages

Item 1(a).          Name of Issuer:
                    NewMil Bancorp, Inc.

Item 1(b).          Address of Issuer's Principal Executive Offices:
                    19 Main Street
                    New Milford, CT  06776

Item 2(a).          Name of Persons Filing:
                    Northaven Management, Inc.

Item 2(b).          Address of Principal Business Office or, if none,
                    Residence:
                    200 Park Avenue
                    39th Floor
                    New York, NY 10166

Item 2(c).          Citizenship:
                    New York corporation

Item 2(d).          Title of Class of Securities:
                    Common Stock, par value $0.50 per share

Item 2(e).          CUSIP Number:
                    65163310

Item 3.             Not applicable.  This Schedule 13G was filed pursuant to
                    Rule 13d-1(c).

Item 4.             Ownership.

                    See lines 5, 6, 7, 8, 9, and 11 on page 2 of this Schedule 13G.

Items 5 through 9.

                    Not Applicable


Item 10.            Certification.

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                   SIGNATURE



            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  June 1, 2001



NORTHAVEN MANAGEMENT, INC.

     by

         /s/ Paul Burke
       ------------------------

         Name:  Paul Burke
         Title: Vice President



                               Page 3 of 3 pages